EX-12


Southern Indiana Gas And Electric Company

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
For the Five Years Ended December 31, 1999

                            1999            1998    1997    1996    1995
                                             (in thousands)
Earnings as Defined

Net income <F1>             $46,768   $43,542  $45,363   $42,841   $39,624
Add:
  Income Taxes:
    Current:
      Federal                19,836    19,521   28,402    11,773     7,031
      State                   3,192     2,849    4,265     1,934     1,601
    Deferred, net:
      Federal                 4,080     3,270   (3,673)   10,081     7,771
      State                     749       842     (278)    1,690     1,385
    Deferred investment
    tax credit, net          (1,430)  (1,447)   (1,457)   (1,443)   (1,556)
  Interest on long-term
   debt, net of AFUDC
borrowed                     13,614    15,911   17,223    17,987    18,168
  Amortization of premium,
   discount and expense
   on debt                      487       690      671       690       694
  Interest on short-term
debt                          3,158     2,614    1,769     2,350     1,894
  Interest component of
   rent expense <F2>            605       486      456       438       565

     Earnings as defined    $91,059   $88,278  $92,741   $88,341   $77,177

Fixed Charges as Defined

  Interest on long-term
   debt                     $16,121   $17,376  $18,020   $18,432   $18,789
  Amortization of premium,
   discount and expense
   on debt                      487       690      671       690       694
  Interest on short-term      3,158     2,614    1,769     2,350     1,894
debt
  Interest component of
   rent expense <F2>            605       486      456       438       565

     Fixed charges as
      defined               $20,371   $21,166  $20,916   $21,910   $21,942

Ratio of Earnings to
 Fixed Charges <F3>            4.47      4.17     4.43      4.03      3.52

NOTES:

<F1>   Net income, as defined, is before preferred dividend requirements.
<F2>   One-third of rentals represents a reasonable approximation of the interest factor.
<f3)   The ratios shown above do not reflect the fixed charge component in
SIGECO's power contract with OVEC.  Inclusion of
        the component in the computation would not have a significant effect on the ratios.